Exhibit 99.1
NEWS RELEASE
Basic Earth Completes Drilling Operations on Rival Formation Re-entry
Denver, Colorado, November 2, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) and its partners have completed drilling the third of three horizontal legs on the State #16-1H, a horizontal re-entry in McKenzie County, North Dakota. The horizontal drilling equipment is now being removed from the well and plans are to move off the drilling rig and move the pumping unit back on to the location. The well will be placed back on artificial lift to remove more than 2,000 barrels of fluids that were lost during drilling operations. Basic has a 20% working interest in the State #16-1H that is operated by Missouri Basin Well Service.
“We hope to have this well back on production by the end of next week and only then expect to see the results of this effort,” commented Ray Singleton, President of Basic. “Due to safety concerns, we used relatively high fluid weights in this restricted well bore diameter. These weights prevented any gas entry into the well during drilling operations and stifled normal indicators that could have ‘hinted’ at our future success. For this reason, we can not predict what our initial production rate will be. As previously stated, if by placing multiple laterals in this well we can double the production rates that we achieved on the offsetting, single lateral LM #2 we will be more than comfortable moving ahead with plans to develop our offsetting acreage position in this prospect.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.